SUPPLY AGREEMENT
                                ----------------


          THIS IS AN AGREEMENT (the "Agreement") made and entered into as of September 3, 1993 by and between DEL MONTE CORPORATION, a New York corporation ("DM"), and SILGAN CONTAINERS CORPORATION, a Delaware corporation ("Seller").

                               B A C K G R O U N D
                               - - - - - - - - - -

          Seller has agreed to purchase certain assets and assume certain liabilities of DM's container manufacturing business pursuant to the terms and conditions of a Purchase Agreement dated the date hereof between DM and Seller (the "Purchase Agreement"). As a condition to the closing under the Purchase Agreement and to induce the other party to consummate the transactions contemplated by the Purchase Agreement, Seller and DM desire to enter into a ten-year supply agreement under which Seller will supply DM's metal container requirements for foods and beverages in the United States and certain of DM's metal container requirements for foods and beverages in Mexico, subject to the terms and conditions of this Agreement.

   ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE I
                                  EFFECTIVENESS
                                  -------------
          The parties have executed this Agreement as of the date that appears in the first paragraph of this Agreement, and this Agreement will become effective upon the closing of the Purchase Agreement (the "Effective Date"). This Agreement will terminate without any obligation or liability upon the termination of the Purchase Agreement.

                                   ARTICLE II
                         PURCHASE AND SALE OF CONTAINERS
                         -------------------------------
          2.1 Commitment for Purchase and Sale. During the term of this Agreement specified in Article VIII of this Agreement (the "Term"), Seller shall sell and deliver to DM, and DM shall purchase and accept from Seller, at DM's food processing plants identified on Schedule 2.1 to this Agreement (the "Facilities") or as otherwise provided in this Agreement, the ready-to-fill sanitary cans comprised of the can bodies which are enclosed at one end by affixing a separately manufactured end onto a welded or tin soldered or a one piece continuously formed metal cylinder closed at one end ("Cans") and ends which are covers to be affixed after the Cans are filled ("Ends") (each Can and End together constituting a "Container") described on Schedule 2.1 to this Agreement. The annual quantities of Containers to be purchased and sold during the Term and pursuant to the terms of this Agreement shall be (a) 100 percent of DM's annual requirements for such Containers to be used for the packaging of foods and beverages in the United States and (b) not less than 65 percent of DM's annual requirements of those Containers to be used for the packaging of foods and beverages at the Mexican Facilities identified on
   Schedule 2.1 (with the actual percentage to be determined in DM's sole discretion in connection with DM's estimates provided pursuant to Section 3.1), subject to reduction only in accordance with the terms of this Agreement. This Agreement shall not apply to DM's purchase of metal containers for pineapples, mandarin oranges and sardines which are not packed in the United States or Mexico and any other products which are not packed in the United States or Mexico. In addition, DM shall provide Seller all Polystar lids necessary for DM Containers, which lids shall be provided by Seller to DM at the same cost, if any, charged by DM to Seller for such lids adjusted for actual spoilage exceeding the higher of __<f*> or the average spoilage incurred by DM during the three-month period prior to the Effective Date (based on DM's records).
          2.2  ____________________________<f*>.  DM hereby grants Seller
   ___________________________________<f*> during the Term to provide the
   Container requirements of any new DM food processing facility in Mexico and Central America. If during the Term DM builds, acquires or leases a food processing facility in Mexico or Central America, DM shall notify Seller and shall _____<f*> with Seller ________________<f*> for the supply of Containers for such facility. If the parties ___________________ ___________________________<f*> the supply of Containers during such period, DM shall provide Seller a written summary of the _______________________________<f*> (the "Proposal"). Thereafter, DM
   shall be ________________________________________________________
   ____________<f*> for the supply of Containers for such facilities
   ____________<f*>; provided that if in the _______________________
   _________________________________________________________________
   ___________<f*> set forth in the Proposal, DM shall notify Seller
   _______________________<f*> and Seller shall have _______________
   ________________________________<f*>, and if Seller _____________
   _____________________________<f*>, DM and Seller shall __________
   _________<f*>.  For purposes of this Agreement, the term "Central
   America" shall mean Belize, Guatemala, El Salvador, Honduras, Nicaragua, Costa Rica and Panama.
          2.3  _______________________<f*>.  The parties acknowledge that DM
   _________________________________________________________________
   _________________________________________________________________
   ____________<f*>.  In any Supply Year (as defined below), DM shall not
   _______________<f*> or any of ____________<f*> more than
   ____________________<f*>, subject to adjustment as set forth in this Agreement, for use at any of the Facilities or any other facility or plant of DM or any other facilities or locations in respect of any toll pack, co-pack or similar agreements of DM. The annual requirements referred to in (a) in the last sentence in Section 2.1 shall be ________________<f*>
   (i) any ____________________________________________________________<f*>
   (subject to the limitation provided in the immediately preceding sentence) and (ii) ___________________________________________________________
   _______________<f*>, but shall be ____________<f*> of all __________
   ________________________<f*>. Seller and DM agree to cooperate reasonably and use reasonable efforts to identify and achieve cost reductions for DM with respect to containers produced by ___<f*> and Seller for sale to DM.
          2.4 Other Agreements. The parties acknowledge that it is their intent that Seller supply all metal food containers to DM pursuant to the terms of this Agreement for any food or beverage product packed in the United States or Mexico which DM requires pursuant to any toll-pack, co-pack or similar agreements __________________________________________<f*>
   (subject to Section 2.3 above), ___________________________<f*> (subject to adjustment as set forth below) __________________<f*> in any Supply Year (_________________________________________________________________
   ________________________________<f*> as described at Section 2.6).  DM's
   _______________________________________________________________________
   _______________________________________<f*> of the preceding sentence.
   The ___________________________<f*> referenced at clause (b) above shall be adjusted for the ___________________________________<f*> to such ___
   _______________________________________________________________________
   ___________________________________<f*>.  The parties further acknowledge that any ______________________________<f*> supplied by Seller to DM for products pursuant to such agreements ______<f*> shall apply toward DM's _______________________________________________
   _______________________________________________________<f*> as set forth in Section 2.3 above. Any such containers required for such toll-pack, co-pack or similar agreements entered into after the date of this Agreement ("Product Sourcing Containers") shall be considered New Containers, and the prices for such Product Sourcing Containers shall be established in accordance with the terms of Section 7.2 of this Agreement; provided that if the volume of Product Sourcing Containers in any Supply Year (as defined below) exceeds __<f*> of the aggregate Containers required in the Supply Year in which such agreement is entered into, the parties shall negotiate in good faith the pricing for that portion of such Product Sourcing Containers that exceeds said __<f*> for that Supply Year.
          2.5 Schedule 2.1. Schedule 2.1 sets forth the following information, certain items of which may be established (only for New Containers as defined below) or amended from time to time in accordance with the terms of this Agreement:
               (a)  Container sizes;
               (b) specifications (including special features and the finished product ("Product") with which DM will fill each type of Container) for each type of Container which shall serve as a basis for DM's acceptance or rejection of Containers and for determining cost savings resulting from specification changes effected under Article VII of this Agreement;
               (c) the pallet-can configuration requirement and packaging specification for each type of Container;
               (d) DM's estimate, by type of Container and the location to which the Containers are expected to be delivered, of

   DM's annual requirements of Containers for DM's fiscal year ending June 30, 1994 estimated as of June 18, 1993;
               (e) the selling price to be charged to DM by Seller for each thousand Cans and Ends by type of Container and delivery location (indicating metal, labor and other costs consistent with the format applicable to Section 5.1).



                       *  CONFIDENTIAL INFORMATION OMITTED
                   PURSUANT TO RULE 24b-2 AND FILED SEPARATELY
                             WITH THE COMMISSION  *


                                                                     The
   packaging specifications required at (c) above shall be provided by DM prior to the Effective Date and shall be consistent with DM's current packaging specifications.
          2.6  Additional Commitments of DM and Seller.
               (a) New Facility. For purposes of this Agreement, except as set forth in Section 2.6(d) below, (i) DM's agreement to purchase its annual requirements of Containers to be used for the packaging of foods and beverages by or for the account of DM in the United States as set forth in Section 2.1 of this Agreement shall include all Containers to be so used by or for the account of DM at any of DM's plants or facilities in the United States (including those plants and facilities hereafter built, acquired, operated or leased (a "New Facility")) or any other plant, facility or location in the United States where any food or beverage product is packed for the account of DM at any time during the Term of this Agreement, including, without limitation, pursuant to any toll pack, co-pack or similar arrangements as provided for in Section 2.4 of this Agreement, and (ii) DM's agreement to purchase not less than 65 percent of its annual requirements of Containers to be used for the packaging of foods and beverages at the Mexican Facilities as set forth in
   Section 2.1 of this Agreement shall include not less than 65 percent of the aggregate of (A) all Containers to be so used by DM at any of its plants or facilities in Mexico (owned, leased or otherwise used) (the "Mexico Facilities") where DM packages any food or beverage product at any time during the Term of this Agreement and (B) if DM transfers any food processing business from a Mexico Facility to a plant, facility or location or another person or entity in Mexico, all Containers to be used for the packaging of any food or beverage product for the account of DM, the packaging for which has been transferred by DM from a Mexico Facility to any such plant, facility or other location in Mexico, including, without limitation, pursuant to any toll pack, co-pack or similar arrangements as provided for in Section 2.4 of this Agreement. Notwithstanding the above provisions, if DM packs food or beverage products for the account of another person or entity, (a) DM shall be required to purchase Containers from Seller pursuant to the terms of this Agreement for such food or beverage product if such other person or entity is not subject to a contractual obligation to purchase containers from a person or entity other than Seller; however, DM and Seller shall negotiate in good faith for the supply of Containers by Seller for such food or beverage products which may be at prices more advantageous to Seller than those set forth in the Agreement (it being understood that Seller is not obligated to supply such Containers except on the terms and conditions of this Agreement) and (b) DM shall not be required to purchase Containers from Seller for such food or beverages if such other person or entity is subject to a prior contractual obligation to purchase containers from a person or entity other than Seller. In connection with all such obligations of DM, DM shall permit Seller's accountants reasonable access during normal business hours to DM's books, records, plants and facilities so that Seller may verify compliance with this Agreement. DM agrees to provide Seller with reasonable notice of any New Facility and any plans to transfer DM's food processing business from a Facility or New Facility to a facility owned or operated by another person or entity and to take all steps reasonably necessary and to cooperate with Seller to carry out the intent of this Agreement.
               (b) Sale of DM Business; ____________<f*>. Notwithstanding anything herein to the contrary, DM shall not enter into any transaction with any other person or entity providing for the merger, consolidation or other similar business combination of DM with such other person or entity or for the sale, transfer, disposition or lease of all or substantially all of the assets of DM to such other person or entity or for the sale, transfer, disposition or lease of all or substantially all of the assets of DM's vegetable, fruit or tomato business without first obtaining the written agreement of such other person or entity to enter into a written agreement with Seller on the same terms and conditions contained in this Agreement and for the remainder of the Term hereof for the purchase by such other person or entity of its Container requirements from Seller for use with the former DM Products and any extensions of any Product. In addition, if DM sells _____________________<f*> cannery, as a condition to consummation by DM of such sale (which condition may not be waived without Seller's consent), DM shall purchase its Container requirements from Seller pursuant to the terms of this Agreement for use with any Product and any extensions of any Product produced for DM at such cannery.
               (c) Trademark License. With respect to any of the Products or any extensions of any of the Products, DM shall not sell, transfer or license the brand name "Del Monte" or any derivative thereof or any other brand name or trade name used by DM without first obtaining the written agreement of such purchaser, transferee or licensee to enter into a written agreement with Seller on the same terms and conditions contained in this Agreement and for the remainder of the Term hereof for the purchase by such other person or entity of its Container requirements from Seller to be used to package any of the Products and any extension of any Products using the brand name "Del Monte" or any derivative thereof of any such other brand name or trade name used by DM.

               (d) Further DM Acquisitions. This subsection shall not apply to acquisition by DM of PCP pursuant to the PCP Option (as defined at
   Section 6.2 of the Purchase Agreement) which is subject to the terms of
   Section 6.2 of the Purchase Agreement. Notwithstanding anything herein to the contrary, DM's agreement to purchase its requirements of Containers as set forth in this Agreement shall not include the requirements of any company or other entity acquired by DM subsequent to the date hereof (the "Acquired Entity") (i) where, in such acquisition, DM is required to assume the obligations of such Acquired Entity under a written agreement requiring such Acquired Entity to purchase containers to be used by such Acquired Entity or (ii) where, in such acquisition, the Acquired Entity is a captive manufacturer of a material portion of its containers. In the case of (i) above, upon expiration or termination of such written agreement to purchase containers, Seller shall have the right for the remainder of the Term to supply the Container requirements of such Acquired Entity on the same terms and conditions contained in this Agreement. In the case of (ii) above, DM shall notify Seller in writing of any such acquisition five business days after the consummation thereof. Seller shall have the right, exercisable no later than 45 days after receipt by Seller of such notice from DM, to purchase the can manufacturing assets of such Acquired Entity at a purchase price equal to the fair market value of such assets determined on the assumption that Seller shall obtain a supply contract as set forth in the next sentence. Additionally, in connection with any such purchase of can manufacturing assets by Seller, DM (or the Acquired Entity) shall enter into a supply agreement with Seller on the same terms and conditions contained in this Agreement and for the remainder of the Term hereof for the supply by Seller of all of the container requirements of such Acquired Entity. If the purchase by Seller of such can manufacturing assets is not consummated within 120 days after delivery by Seller of notice of its intent to exercise this right (other than by reason of the failure of DM to satisfy its conditions to such purchase), then DM (or the Acquired Entity) may sell or otherwise transfer or dispose of all or substantially all of such can manufacturing assets of such Acquired Entity to any other party and to enter into a supply agreement for the requirements of such Acquired Entity; provided that if in the aggregate the terms and conditions offered to DM by another party are less favorable to DM than those offered by DM to Seller, DM shall notify Seller prior to DM's acceptance of such terms and Seller shall have 30 days after receipt of such notice to accept such terms and if Seller timely accepts such term, DM and Seller shall promptly enter into an agreement on such terms.
               (e) Expiration of Transferee Obligations. The obligations of DM and any other person or entity, purchaser, transferee or licensee or Acquired Entity set forth in subsections (b), (c) and (d) above shall terminate upon the expiration of the initial Term unless specifically extended by written agreement of DM, Seller and such other person or entity, purchaser, transferee or licensee or Acquired Entity, as the case may be.
               (f) Extension of a Product. For purposes of this Section 2.6, determination of whether a food or beverage constitutes an extension of a Product shall be made in accordance with DM's good faith marketing determination. By way of example, (a) soup would not be an extension of a Product and (b) spaghetti sauce would be an extension of DM tomato Products.
          2.7 Close of Oakland Facility. Seller will have as of the closing a lease to operate the former DM facility in Oakland, California _________
   __________________________________________________________________________
   __<f*>. Seller will transfer the production of Ends currently produced at the Oakland facility to other locations without any supply interruption or cost increase to DM.

                                   ARTICLE III
                               SHIPMENT QUANTITIES
                               -------------------
          3.1 DM Estimates; Purchase Obligations. On the date of effectiveness of this Agreement and on October 1 of each year of the Term thereafter, DM shall furnish Seller with DM's good faith written estimate, by type of Container and delivery location, of DM's proposed monthly requirements for Containers under this Agreement for the ensuing Supply Year. "Supply Year" shall mean the 12 month period from November 1 to October 31 of each year during the Term of this Agreement. The annual estimate shall be updated as follows: no later than the 20th calendar day of each month, DM shall furnish Seller with DM's good faith written estimate, by type of Container and delivery location, of any revisions to DM's estimated Container requirements for the following four months; during the packing season (which is the period from July 1 to October 31 of each year), DM shall furnish any such revisions as soon as practical but at least once per calendar month. Such estimates shall supersede the Container quantities specified in Section 2.5(d) of this Agreement. In any Supply Year, DM shall be obligated to purchase no less than, and Seller shall be obligated to sell no more than, that number and type of Containers as shall equal the sum of the periodic monthly estimates (as revised in accordance with this Section) for each type of Container for that Supply Year. The parties agree to cooperate and use their reasonable best efforts to resell any excess Cans or Ends which DM has purchased.
          3.2 Shipping Arrangements. As of the date of effectiveness of this Agreement and on November 1 of each year of the Term thereafter, Seller shall furnish DM with Seller's 12-month Container Production Forecast which shall be developed in accordance with DM's past practice. Such 12-month Container Production Forecast will be revised monthly by Seller in accordance with DM's requirements and shall serve DM as the basis for DM's arrangement of shipments and space planning. Seller will notify DM immediately if Seller anticipates that it will be unable to provide Containers to DM in accordance with DM's most recent estimate. Seller shall advise DM's transportation department of transit requirements from Seller's location to the

   DM delivery location for Containers manufactured by Seller as required by
   Section 3.1 of this Agreement and the applicable Container Production Forecast referred to above. DM's transportation department will arrange for transportation of such Containers using either DM trucks, trucks of an alternate carrier or rail.
          3.3 Manufacture; Transfer of Ownership; Payment Terms. Seller will use reasonable efforts and cooperate with DM to follow DM's prior practices of manufacturing smaller size Cans after the end of the packing season and large Cans as close as practicable to the time of their use by DM with a view to lowering DM's working capital requirements and minimizing DM's storage space requirements. Ownership of, title to and risk of loss for Cans and Ends will transfer on the date that such Cans or Ends are placed on DM trucks or other carriers (or rail) for transit as arranged by DM or (in case of the same location for manufacture by Seller and DM delivery location) upon Seller placing such Cans at the palletizer exit; provided Ends will be shipped or delivered to DM only in accordance with DM's instructions. DM will be responsible for pickup and delivery and storage of Cans placed at any such palletizer exit. In the case of direct cable delivery, ownership of, title to and risk of loss for Cans will transfer at the point at which the Cans leave Seller's facility and enter DM's facilities. _________________________________________________
   _________________________________________________________________________
   _________________________________________________________________________
   ______________________________________________________________________<f*>

   _________________________________________________________________________
   _________________________________________________________________________
          3.4 _____________<f*>. Notwithstanding the provisions of Section 3.3, DM will ____________________________________________________________
   ___________________________<f*> for Containers ______________<f*> set
   forth in Section 3.3 if and to the extent that during any period in which



                       *  CONFIDENTIAL INFORMATION OMITTED
                   PURSUANT TO RULE 24b-2 AND FILED SEPARATELY
                               WITH THE COMMISSION  *




                                                           .  The
   __________________________<f*> shall be calculated by __________________
   _________________________________________________________________________
   _____________________________________________________________________<f*>
   of the Purchase Agreement)______________________________________________
   __________________________________________________________________________
   __________________________________________________<f*>, and subtracting therefrom the _________________________________________________________
   _______________________________________________________________________
   ______________________________________________________________________<f*>

           in Section 3.3, and dividing this total by ______________________
   __________________________________________________________________________
   ________________<f*>. For purposes of this Section 3.4, "month" shall mean DM's accounting month which in any calendar quarter shall be four, four and five weeks, respectively.
          The ___________________________________________<f*> will be calculated on the first business day of January of each year by DM (as reasonably agreed by Seller) at the end of each such Supply Year by multiplying the



                       *  CONFIDENTIAL INFORMATION OMITTED
                   PURSUANT TO RULE 24b-2 AND FILED SEPARATELY
                             WITH THE COMMISSION  *




                                                   .
          3.5 DM Transportation. It is acknowledged that DM has transportation capability and has established very good traffic rates using both its own equipment and equipment of outside carriers. It is also acknowledged that Seller has established very good contracts for both incoming and outgoing delivery. Seller and DM agree that the transportation departments of each will work closely in all areas and allow, to the extent possible, the other to make use of existing and future contract rates.

   Such cooperation will ensure that both parties enjoy well controlled freight costs.
          3.6 Unexpected Increase in Requirements. If DM experiences an unexpected increase in its production needs at any Facility whereby (a) a calendar month's requirements at such Facility exceed 125 percent of that month's estimate for any Container as set forth in that month's estimate provided two months before (e.g. estimate for month of June dated April
   20) or (b) the requirements in a 24-hour period at such Facility exceed 10 percent of that month's estimate for any Container as set forth in that month's estimate provided two months before (e.g., estimate for month of June dated April 20), Seller shall use its best efforts to fulfill those needs but shall not be considered to have breached this Agreement if it fails to deliver any Containers in excess of either percentage described above during that period. In such cases,




                       *  CONFIDENTIAL INFORMATION OMITTED
                   PURSUANT TO RULE 24b-2 AND FILED SEPARATELY
                             WITH THE COMMISSION  *












                                                  during the applicable
   Supply

   Year.  Any Containers, Cans or Ends ______________________________________
   ____________________________________<f*> during such applicable period ___
   ____________________________<f*> to deliver such quantity shall increase accordingly the _____________<f*> Containers which _____________________
   ______________<f*> in such Supply Year only.
          3.7 Return of Nonconforming Containers. If, after application of the sampling and acceptance plan (the "AQL Plan") referred to in Section
   13.1 of this Agreement, any of the Containers delivered to DM fails to meet the specifications for that type of Container set out in Schedule 2.1, as that schedule may be amended by the parties from time to time, DM shall be entitled to refuse to use those nonconforming Containers and upon notice of rejection to Seller, DM shall be entitled to return the nonconforming Containers to Seller. Upon receipt of a notice of rejection, Seller shall either (i) replace the nonconforming Containers if such replacement can be made in a timely manner or (ii) credit DM for the cost of such Containers. In addition, Seller shall reimburse DM: (a) for DM's reasonable transportation and handling costs, if any, incurred in returning those Containers, (b) any freight cost incurred by DM for the shipment of the Containers to DM and (c) any and all other amounts required to be paid by Seller to DM under Section 13.6 of this Agreement. Title and risk of loss or damage to nonconforming Containers shall pass to Seller upon receipt by Seller of a notice of rejection, and upon delivery of a notice of rejection DM shall act in a commercially reasonable manner in storing and returning to Seller such nonconforming Containers. Seller shall provide monthly to DM a "Conformance to Specification Report" in substantially the form used by DM as of the date immediately preceding the date of this Agreement.
          3.8 Recycling. Seller acknowledges that DM derives a marketing benefit from the fact that as of the date immediately preceding the date of this Agreement DM used recycled metal in its containers and engaged in an active can recycling effort. Seller agrees to notify DM of the approximate percentage of recycled metal incorporated in Containers provided pursuant to this Agreement so that DM may, at its election, make consumers aware of such information. In addition, Seller agrees to use its reasonable efforts to maintain DM's can recycling effort.
          3.9 Class I Plate. Seller acknowledges that DM has engaged in a Class I plate program, and Seller agrees to use its reasonable efforts to continue such program to the extent it is consistent with the terms and conditions of this Agreement.
          3.10 Warehouse Space. Seller agrees to provide DM storage space during the Term at the Toppenish and Rochelle can manufacturing facilities and the Smithfield cannery, and DM agrees to provide Seller storage space during the Term at DM's Crystal City, Stockton, Modesto, Kingsburg and Plover canneries, in each case (other than Smithfield) consistent with DM's past practice and at prevailing market rates and so long as such facilities are owned by the respective party (or its affiliates). DM storage at Smithfield shall be provided at no cost to DM. The parties shall invoice each other monthly for any charges for use of any such storage space and shall make any required net payment for any Supply Year within 60 days after the end of such Supply Year.

                                   ARTICLE IV
                           DELIVERY AND FREIGHT TERMS
                           --------------------------
          4.1 Freight Charges. All Containers shall be sold and delivered by Seller ___________________________________________________________
   _____________________________________________________________________
   _______________<f*>; provided that if Seller _________________________
   _____________________________________________________________________
   _____________________________________________________________________
   ___________________________<f*> pursuant to the Purchase Agreement at which _____________________________________<f*> or if Seller _______
   _____________________________________________________________________
   _____________________________________________________________________
   ________________<f*> pursuant to the Purchase Agreement (the "Shared Facilities"),



                       *  CONFIDENTIAL INFORMATION OMITTED
                   PURSUANT TO RULE 24b-2 AND FILED SEPARATELY
                             WITH THE COMMISSION  *




                                 .  If Seller manufactures Containers at

   Seller's



                       *  CONFIDENTIAL INFORMATION OMITTED
                   PURSUANT TO RULE 24b-2 AND FILED SEPARATELY
                             WITH THE COMMISSION  *






                     . The parties shall reconcile these amounts annually within 60 days after the end of each Supply Year.
          4.2 Container Loading. Seller shall be responsible for the proper loading of Containers onto the appropriate DM pallets and onto shipping vehicles in accordance with DM's reasonable shipping instructions.

                                    ARTICLE V
                     PRICES AND PRICE CHANGES FOR CONTAINERS
                     ---------------------------------------
          5.1 Price Changes. Seller's selling prices for Containers are specified in Schedule 2.1 attached hereto. The aggregate __________<f*> (as defined in the leases for the Shared Facilities and the former DM
   Can manufacturing plant in Oakland)__________________<f*> pursuant to the leases at the Shared Facilities and the former DM Can manufacturing plant in Oakland will be _________________________________________________<f*>.
   In
   addition, as set forth in Schedule 2.1, the selling price for a Container shall consist of the total of the following:
               (a)  Metal Costs;
               (b) Labor Costs (composed of all direct and facility indirect compensation and benefits); and
               (c) Other Costs (composed of those items set forth on Schedule 5.1A).
          Seller's selling prices for Containers shall be subject to change based on the following criteria:
               (a)  Metal Costs.


                       *  CONFIDENTIAL INFORMATION OMITTED
                   PURSUANT TO RULE 24b-2 AND FILED SEPARATELY
                             WITH THE COMMISSION  *



               (b)  Labor Costs.


                       *  CONFIDENTIAL INFORMATION OMITTED
                   PURSUANT TO RULE 24b-2 AND FILED SEPARATELY
                             WITH THE COMMISSION  *

               (c)  Other Costs.




                       *  CONFIDENTIAL INFORMATION OMITTED
                   PURSUANT TO RULE 24b-2 AND FILED SEPARATELY
                             WITH THE COMMISSION  *





   Examples of such price adjustments are shown on Schedule 5.1B hereto. For any price adjustment pursuant to this Section 5.1, Seller shall notify DM and set forth with reasonable specificity the reasons for the change in costs (a "Cost Notice"). ________________________________________________
   _________________________________________________________________________
   _____________________________________________________________________<f*>.
   If, at the end of the ___________________________________________________
   _________________________________________<f*>, that change will be deemed effective from and after the dates set forth above.



                       *  CONFIDENTIAL INFORMATION OMITTED
                   PURSUANT TO RULE 24b-2 AND FILED SEPARATELY
                             WITH THE COMMISSION  *

          5.2 Sharing of Cost Savings. The parties intend to actively pursue efficiencies and cost savings in connection with the transactions contemplated by this Agreement. For each mutually agreed upon cost savings attempt, the parties shall share the cost savings associated therewith as set forth in this Section 5.2. Any Investment (as defined in
   Section 7.3) required to effect such mutually agreed upon cost savings attempt shall be made by ___________<f*>, and for a period of ____<f*> years following such Investment _______________<f*> for such Investment
   ________________________________________________________________________
   ________________________________________________________________________
   __________________________<f*> (as defined in Section 7.3) multiplied by
   (b) ____________________________________________________________________
   _______________<f*> (such amount being herein called the "Section 5.2 Investment"). Cost savings actually resulting from a cost savings attempt shall be shared ____<f*> of the Allocated Cost Savings to DM and ____<f*> of the Allocated Cost Savings to Seller. "Allocated Cost Savings" means the ____________________________________________________________________
   ________________________________________________________________________
   ___________________<f*>. To the extent that the Section 5.2 Investment in respect of a cost savings attempt is less than the cost savings allocated to DM for such cost savings attempt for a particular Supply Year, Seller shall reduce the selling price of Containers (per thousand) affected by such cost savings attempt by such difference. Notwithstanding anything to the contrary set forth in this Section 5.2, this Section 5.2 shall not apply to any cost savings affected by a Spec Change (as defined in Section 7.1) or a New Container (as defined in Section 7.1) or to any freight, handling, warehousing or spoilage charges as a result of any relocation of the manufacture and production of a Container. DM shall reasonably cooperate with Seller to achieve cost savings identified by Seller to DM prior to the date of this Agreement. DM and Seller will prepare within 30 days after the date of this Agreement a detailed list of such cost savings items (it being understood that any such cost savings which will accrue to DM are
   _______________________________________________________________________
   _______________________________________________________________________
   __________________________<f*>).  Notwithstanding anything in this
   Agreement to the contrary, with respect to the _______________________ ________________<f*> which will be effected by Seller for DM, Seller shall provide and pay for (with no charge to or reimbursement from DM (_________
   __________________________________________________________________________
   ______________________________________________________________________<f*>
   as set forth on Schedule 2.1 for the fiscal year ended June 30, 1994. Accordingly, the provisions of this Section 5.2 shall not apply to the _________________________<f*> to be effected by Seller for DM.
          5.3 Operating Reviews. The parties shall meet periodically during the Term and at least once in every Supply Year to consider suggestions for efficiencies and cost savings and to review the results of previously implemented cost savings attempts.

          5.4 ____________________<f*>. DM and its representatives shall have the right during normal business hours and upon at least five business days notice to ______________________________________________
   ______________________________________________________________________
   __________________<f*>.

                                   ARTICLE VI
                               MEETING COMPETITION
                               -------------------
          If, at any time after the fifth anniversary of this Agreement, DM receives a bona fide written proposal from an independent commercial can manufacturer (an "Offeror") having the capability to manufacture and sell containers to DM of a type and quality similar to the Containers that Seller is required to furnish DM under this Agreement for the remainder of the Term for one or more Facilities, which written proposal provides selling prices and terms that are in DM's good faith opinion more favorable than the selling prices and terms for Containers then provided by Seller and is based on not less than one hundred percent of the annual volume of all such Containers as DM is then purchasing from Seller hereunder for one or more Facilities for the remainder of the Term, DM shall notify Seller of such proposal and shall furnish Seller with a summary of all terms of the offer with reasonable specificity, including the identity of the Offeror. At Seller's request, such summary shall be reviewed and confirmed in writing by DM's independent certified public accountants as an accurate summary of terms of such offer.

   Seller shall have 30 days from the date of receipt of DM's notice within which to submit a counterproposal to such bona fide competitive proposal. Notwithstanding anything herein to the contrary, _______________________
   ________________________________________________________________________
   __________________________________________________________________<f*>.
   If Seller's counterproposal would result in DM paying the same net selling price for Containers that would be paid if the competitive proposal were accepted and if Seller meets all the other terms and conditions, including warranties but excluding any provisions providing for meeting competitive bidding, of the competitive proposal, then DM shall accept Seller's counterproposal and the provisions of this Article VI (and any meeting competitive bidding provisions contained in the competitive proposal) will not be applicable during the term of Seller's counterproposal for those Containers supplied to the Facilities subject to the counterproposal. If Seller declines to meet the competitive proposal, DM shall be free to purchase Containers from the Offeror pursuant to the competitive proposal commencing 60 days after the expiration of the 30-day period; provided that, if prior to acceptance of the competitive proposal in the aggregate the terms and conditions of the competitive proposal are changed to be less favorable to DM, DM shall resubmit such changed proposal to Seller for Seller's counterproposal in accordance with this Article VI. Notwithstanding anything herein to the contrary, the Containers purchased from all Offerors shall not exceed, in any Supply Year, one-half of the aggregate number of

   Containers to be furnished to DM during that Supply Year from Seller and all Offerors. Subject to the preceding sentence, any Containers purchased from the Offerors shall reduce accordingly the minimum requirements which DM must purchase from Seller under this Agreement.

                                   ARTICLE VII
                      SPECIFICATION CHANGE; NEW CONTAINERS
                      ------------------------------------
          7.1 Procedure for Identification. DM and Seller acknowledge that it may be appropriate, from time to time, for Seller to supply DM with Containers under this Agreement with a change in specification from the version on Schedule 2.1 in effect from time to time ("Spec Change") or of a type which were not identified on Schedule 2.1 as of the date of this Agreement ("New Containers"). Schedule 7.1 sets forth the changes in specification which constitute a Spec Change. If DM or Seller desires to make a Spec Change or purchase or sell any New Container under this Agreement, it shall submit to the other a proposed new Schedule 2.1 identifying the Spec Change proposed to be made or the New Container proposed to be supplied under this Agreement (a "Proposal"). If the parties agree on the Proposal, they shall initial the new Schedule 2.1 for that Spec Change only and that new Schedule 2.1, as so initialed, shall thereafter become a part of this Agreement for all purposes including, but not limited to, the calculation of minimum volume requirements referred to in Section 2 of this Agreement.

          7.2 Prices for Spec Changes and New Containers. The selling price for a Container with a Spec Change shall be set so that _________________
   _________________________________________________________________________
   ______________________________________________________________________<f*>
   as determined pursuant to Section 7.3 to _____________________________<f*>.
   If the Spec Change results in an _________________________________________
   __________________________________________________________________________
   _____________________________________________________________________<f*>
   as determined pursuant to Section 7.3. For any proposed Spec Change, Seller shall provide DM as promptly as practical and with reasonable specificity, the impact of such proposed Spec Change on Seller's costs.
   The selling price for any New Container shall become effective upon delivery of such New Containers and _____________________________________
   _________________________________________________________________________
   _________________________________________________________________________
   ____________________________________________________________________<f*>
   (the "Measurement Period") ______________________________________________
   ____________________________________________________________________<f*>
   as determined pursuant to Section 7.3.  However, if _____________________
   _________________________________________________________________________
   _________________________________________________________________________
   ______________<f*> under this Agreement during the Measurement Period
   ______________<f*> as determined pursuant to Section 7.3. The parties shall negotiate in good faith to resolve any issues relating to the pricing of Spec

   Changes and New Containers. If they do not reach agreement within 60 days after agreement on the Proposal, the dispute shall be resolved in accordance with Section 19.9. For purposes of this Agreement ____________ ________<f*> shall mean a fraction the numerator of which shall be
   ______________<f*> by Seller for the sale of the Container to DM during the Measurement Period less ____________________________<f*> for such Container during the Measurement Period and the denominator of which shall be ______________<f*> by Seller for sale of the Container to DM during the Measurement Period. _________________________<f*> shall be determined in accordance with generally accepted accounting and cost accounting principles used by Seller and consistently applied.
          7.3 Investment; Usage Percentage and Investment Cost. In conjunction with any proposed Spec Change or New Container Seller shall promptly provide DM with a statement of any required Investment and Usage Percentage for each of the ___<f*> Supply Years following the required Investment. The "Investment" shall be Seller's required investment in machinery and equipment, inclusive of installation, delivery and implementation costs. Investment Charge shall be ___<f*> of any required Investment. ___________________<f*> shall be the ______________________
   ______________________<f*>. Unamortized Investment shall be determined based on a __________<f*> useful life and straight-line amortization. For each of the __________<f*> following such required Investment, Seller shall include in the ____________________________________________________
   ______________________________________________________________________<f*>

   ________________________________________________________________________
   ________________________________________________________________________
   ________________________________________________________________________
   ________________________________________________________________________
   ________________________________________________________________________
   __________________________________________________________________<f*>.
   Investment Cost shall mean the amount calculated in the preceding sentence.
          7.4  Review.  _____________________________________________________
   __________________________________________________________________________
   _____________________________________________________________________<f*>
   as described in this Article VII shall be reviewed and confirmed in writing by Seller's independent certified public accountants upon DM's or Seller's request, as the case may be.
          7.5  ______________________________________________________________
   __________________________________________________________________________
   _______________<f*>. If, within 60 days after DM furnishes Seller with a Proposal, ________________________________________________________________
   _________________________________________<f*>, DM shall be _______________
   ________________________<f*> specified in the Proposal ______________<f*>;
   provided that ____________________________________________________________
   __________________________________________________________________________
   __________________________________________________________________________
   __________________________________________________________________________
   ________________<f*>, DM will purchase such Containers from Seller pursuant to the terms of this Agreement __________________________________
   __________________________________________________________________________
   _________________________________<f*>.  Any such Containers DM purchases from

   _______________________<f*> shall _______________________________________
   __________________<f*> DM must purchase from Seller under this Agreement. Any such Containers DM purchases from ____________________<f*> shall
   _________________________________________________________________________
   ____________________<f*> in such Supply Year.

                                  ARTICLE VIII
                                TERM OF AGREEMENT
                                 -----------------
          The term of this Agreement ("Term") shall commence on the Effective Date and shall continue for a period of ten years. The parties shall negotiate in good faith __________________________________________________
   ___________________________<f*> (or any extension) for an extension of the Term (or any extension), and the Term (and any extension) shall automatically be extended for additional _______<f*> periods unless on or before _________<f*> prior to the end of the Term (or any extension) either party notifies the other of its intent to terminate this Agreement.


                                   ARTICLE IX
                                  FORCE MAJEURE
                                  -------------
          9.1 Seller's Obligations. Seller shall not be liable to DM for any failure or delay by Seller in the performance of any of Seller's obligations under this Agreement due to events beyond Seller's reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosion, accident, acts of a public enemy, wars, riots, public disorders, sabotage, strikes, lock-outs, labor disputes, failures or delays of energy, transportation embargoes or delays, inability to obtain materials (except where such inability results from Seller's failure to order sufficient quantities of materials or comply with delivery lead times specified by suppliers), acts of God, acts or regulations of government or inability of Seller to perform its obligations as a result of any breach by DM of its obligations under any of the lease agreements between DM and Seller relating to the former DM container manufacturing facilities (the "Leases"). However, if Seller is unable to supply the required quantity of Containers because of any such circumstance, Seller shall grant DM a priority over all of Seller's other customers and needs with respect to Containers made from the DM facilities purchased or leased by Seller referred to in the Background Section of this Agreement.
          9.2 DM's Obligations. DM shall not be liable to Seller for any failure or delay by DM in the performance of any of DM's obligations under this Agreement (excluding, however, the payment of monies otherwise due under this Agreement for Containers for which ownership has been transferred to DM), including any delay or failure by DM to accept or use conforming Containers as ordered, if such failure or delay is due to any event beyond DM's reasonable control, including, but not limited to, those force majeure events identified in Section 9.1.
          9.3 Notice of Force Majeure. Either party unable to perform due to force majeure conditions shall promptly advise the other party of the probable extent of its inability to perform and shall take all reasonable actions to lessen the impact on the other party's business (including, in Seller's case, the building of inventories in anticipation of, in Seller's reasonable belief, labor disputes). When any force majeure event operating to excuse performance by either party shall cease, this Agreement shall continue in full force and effect until all deliveries have been completed or until the earlier expiration or termination of this Agreement in accordance with its terms.

                                    ARTICLE X
                               DM'S RIGHT TO COVER
                               -------------------
          If Seller, for any reason (other than DM's breach under this Agreement or under the Leases or as otherwise permitted in this Agreement), including, but not limited to, a force majeure event as described in Article IX, fails to deliver conforming Containers to DM at the required location by the delivery date specified by DM to Seller, Seller will use its best efforts to obtain an alternate supply of Containers for DM at no cost increase to DM. If Seller cannot obtain such an alternate supply, DM may, in addition to any other rights or remedies available to DM under applicable law, purchase from other sources, only during any such period of failure or delay in performance by Seller, the type and volume of Containers that were scheduled for delivery to DM during the period of failure or delay in performance. Such purchases shall reduce accordingly the minimum requirements which DM must purchase from Seller under this Agreement. Any such Containers DM purchases from ____<f*> or its affiliates shall increase accordingly the ___________<f*> Containers which DM can purchase from ____<f*> and its affiliates in such Supply Year only. In addition, DM shall notify Seller of ____________________________
   __________________________________________________________________________
   _________________________<f*>, and, except for any failure by Seller due to a force majeure event described in Article IX or due to a breach by DM under this Agreement or the Leases, ______________________________________
   ______________________<f*>.

                                   ARTICLE XI
                 QUALIFICATION OF CONTAINERS; TECHNICAL SUPPORT
                 ----------------------------------------------
          11.1 Qualification of Containers. DM reserves the right to qualify Seller's production capabilities according to DM's quality assurance standards. DM hereby represents and warrants to Seller that the container production facilities of DM immediately prior to the closing under the Purchase Agreement are qualified according to DM's quality assurance standards for those Containers produced at each such Facility. DM shall have the right to make reasonable changes to its quality assurance standards, and if DM changes any of its quality assurance standards, it shall notify Seller in writing of any change in detail and shall give Seller adequate opportunity to conform its production capabilities accordingly. DM shall not unreasonably withhold qualification of Seller's production capabilities in accordance with DM's quality assurance standards and shall exercise its best efforts to qualify Seller's production capabilities in accordance with customary industry practice.

   Seller shall not change any specifications for Containers without the prior written consent of DM. _________________________________________
   _______________________________________________________________________
   ___________________________________________________________________<f*>
          11.2 Inspection. DM shall have the right periodically to inspect Seller's facilities at which Containers are manufactured. Such inspection shall be during normal business hours and upon at least three business days' notice to Seller.
          11.3 Technical Support. Upon DM's reasonable request, Seller shall provide technical support to those canneries at which Containers are filled in accordance with industry standards and at no cost to DM. Upon DM's reasonable request, Seller shall provide technical support for DM's Philippine container manufacturing operations, PCP and any Product Sourcing Container arrangements to which DM is a party; provided that Seller's personnel shall not be required to visit DM's Philippine facilities more than twice in any calendar year. DM and Seller shall cooperate to provide technical assistance relating to Polystar lids. Technical support shall consist of advice on engineering reviews of new equipment, advice on line productivity, use of laboratory facilities to research container failures, development of container specifications and similar matters. DM shall reimburse Seller for all of Seller's reasonable costs, including without limitation, out-of-pocket costs, for such support within 30 days after submission of invoices from Seller. At DM's request, Seller will also supply

   DM with __________________________________________________________________
   _____________________________________________________________________<f*>.
          11.4 Research and Development Cooperation. The parties intend to cooperate in research and development relating to the manufacture and coating of containers. In connection with such cooperation, each party shall maintain in confidence and shall not disclose or otherwise use for a period of five years after disclosure any information of a confidential or business sensitive nature disclosed by the other party. This obligation of confidentiality shall not apply to material which
               a. is in or later enters the public domain by public use, publication, general or public knowledge or the like, through no fault of the receiving party;
               b. is obtained from a third party which has the legal right to use and disclose the same to receiving party;
               c. either party already possesses, as evidenced by its written records, predating receipt thereof from the other party; or
               d. is developed by either party independently of the information disclosed.
   The parties agree that ownership of all right, title and interest to information disclosed in connection with such research and development cooperation and the inventions and trade secrets related thereto or based thereon shall remain the property of the disclosing party and that the receiving party shall not obtain any rights to such information or related inventions or trade secrets by way of license, shop right or otherwise. Seller will make available to DM Seller's manufacturing facilities for a reasonable number of test runs of containers, coatings, seals or other items relating to containers. Such test runs shall take place at the manufacturing facility selected by Seller and shall be scheduled to minimize any disruption to Seller's commercial operations. The cost to DM for such test runs shall be Seller's labor and materials cost, including a reasonable charge for set up and change over of any manufacturing line.

                                   ARTICLE XII
                         RETURNABLE PACKAGING MATERIALS
                         ------------------------------
          12.1 Packaging Specifications. DM's current packaging specifications are set forth on Schedule 2.1 to this Agreement. DM will consider in good faith any proposed changes to these specifications if DM's functional performance criteria (set forth on Schedule 2.1) are satisfied.
          12.2 Coding. Can identification coding and cook check standards used by Seller must comply with DM's product certification program as currently in effect and as that program may be changed in the future. DM shall notify Seller at least 45 days before any change in DM's certification program.
          12.3 Title to Packaging Materials. All packaging materials for Containers supplied by Seller, including, but not limited to, pallets, top frames and separators, shall remain the property of Seller. All packaging materials for Containers supplied by DM, including but not limited to pallets and top frames, shall remain the property of DM. The parties shall return all such other party's materials to the other party's closest plant, except to the extent, if any, that such other party wishes to exclude certain items from the provisions of this Section 12.3. Each party shall pay the transportation costs for return of its own packaging materials.
          12.4 Annual Settlement of Packaging Materials. Seller shall maintain a daily inventory record of pallets and top frames shipped to, and returned by, DM. DM shall maintain inventory records of pallets and top frames shipped to, and returned by, Seller. As of the end of each three-month period in each Supply Year, Seller shall determine from such records the quantity (if any) of pallets and top frames: (a) shipped by Seller or DM to the other party during such three-month period and (b) not returned during that period. If those records show in any Supply Year that either party owes the other more than 10,000 pallets or top frames (other than those excluded pursuant to Section 11.3), such party shall pay the other $12.00 per pallet and $3.00 per top frame for such excess shortage within 90 days after the end of such Supply Year. The parties shall furnish a copy of such inventory records to the other as often as such other party may reasonably request and shall cooperate with each other to reconcile such inventory records.
          12.5 Transition of 45 x 50 Two-Way Pallets. DM will cooperate with Seller in the orderly transition from 45 x 50 Two-Way pallets and top frames to 44 x 56 Four-Way pallets and top frames, with all transition costs to be paid by Seller.

                                  ARTICLE XIII
                 CLAIMS, WARRANTIES AND LIMITATIONS OF LIABILITY
                 -----------------------------------------------
          13.1 Container Specifications. Seller warrants that all Containers delivered to DM will conform to the Container specifications set forth in Schedule 2.1 to this Agreement as that Schedule may be amended from time to time in accordance with this Agreement. The acceptance criteria relating to Container quality and the AQL Plan to determine quality compliance are set forth on Schedule 13.1. If Seller supplies any Containers to DM which fail to conform to Schedule 2.1, as determined by those acceptance criteria and the AQL Plan, unless Seller can supply conforming Containers in a timely manner, DM shall be entitled to purchase substitute Containers from a third party. Such purchases shall reduce accordingly the minimum requirements which DM must purchase from Seller under this Agreement.
          13.2 Compliance with Laws and Regulations. Seller warrants that all Containers will be produced in accordance with and will satisfy all applicable federal, state and local laws, regulations and orders.
          13.3 Title to Containers. Seller warrants that it will convey to DM good title to all Containers delivered under this Agreement, free and clear of any and all security interests and other liens and encumbrances.
          13.4 Infringement Claims. Seller shall indemnify and hold DM harmless from and against any and all claims of patent and other "intellectual property" infringement or misuse relating to Containers and shall bear all costs and expenses, including reasonable attorneys' fees, arising from or related to any such claim, unless the claim arises from events which occurred before the date of this Agreement or from DM's request for a Spec Change or New Container. The term "claim" as used in the preceding sentence includes, but is not limited to, any claim for temporary or permanent injunctive relief. DM represents and warrants to Seller that none of the specifications set forth on Schedule 2.1 delivered on the date hereof infringe the intellectual property rights of any third party.
          13.5 Shelf Life Warranty. DM warrants to Seller that each container manufactured by DM prior to the effective date of this Agreement for the Product or Products designated by DM and listed on Schedule 2.1 to this Agreement provides the Product packed in such container a shelf life of at least __________<f*> (and at least __________<f*> for vegetables) at a mean temperature of 72 F from time of use by DM. In reliance upon the preceding sentence, Seller warrants that each Container delivered by Seller to DM for the Product or Products designated by DM and listed on
   Schedule 2.1 to this Agreement, as it may be modified from time to time in accordance with this Agreement, shall assure that the Product packed in the Container will have a shelf life of at least __________<f*> (and at least __________<f*> for vegetables) at a mean temperature of 72 F from time of use by DM, except for those Containers for which DM insists on a Spec Change or New Container with which Seller reasonably disagrees in good faith in writing before it manufactures the Container in question. Seller's warranty under this Section 13.5 assumes that the Product identified on Schedule 2.1 shall remain substantially unchanged as to formulation and content during the Term. If DM elects to make changes to the formulation or content of the Product which, to DM's knowledge after due inquiry, might cause the Container to be used for that Product to be inadequate or inappropriate to assure the required __________<f*> (or __________<f*> for vegetables) shelf life at a mean temperature of 72 F, DM shall notify Seller at least 60 days before the change and Seller shall confirm the continued appropriateness of the Container for use with the Product or to request changes in the specifications for the Container if required in Seller's opinion by changes to the Product. Such changes in specifications shall be in accordance with the procedures set forth in
   Article VII of this Agreement. The parties agree that tomatoes are fruits and not vegetables.
          13.6  Limitations on Warranties.  Except as set forth in this
   Article XIII:

          SELLER EXTENDS NO WARRANTIES, EXPRESS OR IMPLIED, AND NO WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

   Seller's liability for Containers which do not conform with the warranties provided in this Agreement shall be limited (a) with respect to personal injury, to the coverage available under the insurance policy referred to in Article XIV of this Agreement and (b) with respect to all other damage, loss or injury, to the sum of DM's cost of the defective Containers, DM's cost of the contents of the Containers lost as a result of the defects, DM's cost of recovery and disposition of the defective Containers and DM's incremental labor and overhead cost of lost production time caused by the Containers. DM shall exercise reasonable diligence to discover any defects in Containers before filling them with Products.

                                   ARTICLE XIV
                                    INSURANCE
                                    ---------
          Seller, at its cost, shall maintain broad form comprehensive general liability insurance, including product liability insurance with limits in an amount not less than $30,000,000 in the aggregate which shall include DM as an additional named insured and shall require the insurer to give DM at least 30-days' advance notice of any cancellation or expiration of the policy, or of any significant change in the coverage, scope or amount of the policy. On or before 30 days after the Effective Date, Seller will provide DM with a certificate of insurance evidencing the above coverage, additional insured endorsement, and thereafter Seller shall promptly provide DM notice of cancellation or change in policy conditions.

                                   ARTICLE XV
                           SALE OF REJECTED CONTAINERS
                           ----------------------------
          Seller shall not resell, except for scrap, any Containers rejected or not purchased by DM which bear any trademarks or trade names of DM or DM's customers.

                                   ARTICLE XVI
                                 LABOR DISPUTES
                                 --------------
          Seller agrees that, whenever an actual or potential labor dispute delays or could be reasonably expected to delay the timely performance of this Agreement, Seller shall promptly give notice of such actual or potential dispute to DM.

                                  ARTICLE XVII
                                TITLE TO DRAWINGS
                                -----------------
          Seller shall at all times have title to all drawings and specifications used in connection with this Agreement provided that DM shall at all times be entitled to retain and use (without any further consideration) copies of all such drawings and specifications.



                                  ARTICLE XVIII
                                BREACH AND WAIVER
                                -----------------
          18.1 Event of Default. Each of the following shall constitute an Event of Default:
               (a) the making by a party of any general assignment for the benefit of creditors; or the filing by or against a party of a petition to have such party adjudged a bankrupt or a petition for reorganization or arrangement under any bankruptcy law which, in the case of a petition filed against a party, is not dismissed within 60 days of filing; and
               (b) the material breach of any obligation pursuant to this Agreement.

          18.2 Effect of Default. If either party commits an Event of Default, the other party may immediately in the case of Section 18.1(a) and 30 days after notice and failure to cure (or such longer period if such failure cannot be reasonably cured within 30 days of notice, so long as such defaulting party diligently takes all steps necessary to cure such failure) in the case of Section 18.1(b), in addition to and without prejudice to its other lawful rights and remedies, terminate this Agreement at any time upon notice to the other party. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES.
          18.3 Nonwaiver. No course of conduct or delay on the part of either party in exercising any of its rights under this Agreement shall waive any rights of that party or modify this Agreement.

                                   ARTICLE XIX
                                  MISCELLANEOUS
                                  -------------
          19.1 Notices. All notices, demands and requests required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given three business days after mailing if mailed by certified or registered mail, postage prepaid, or on the date of delivery if delivered personally or one business day after deposit with a nationally recognized overnight courier, in all cases subject to the subsequent designation of another address in accordance with this Section 18.1, if addressed as follows:

      If to Seller:
      ------------
          Silgan Containers Corporation
          3800 W. Alameda Avenue
          Suite 900
          Burbank, CA  91505
          Attention:  Mr. James D. Beam

      With a copy to:
      --------------
          Silgan Corporation
          4 Landmark Square, Suite 301
          Stamford, CT  06901
          Attention: D. Greg Horrigan


   and

          Winthrop, Stimson, Putnam & Roberts
          Financial Centre
          695 East Main Street
          P.O. Box 6760
          Stamford, CT  06904-6760
          Attention:  G. William Sisley, Esq.

      If to DM:
      --------
          Del Monte Corporation
          One Market
          P.O. Box 193575
          San Francisco, California 94119-3585
          Attention:  Phyllis Kay Dryden

      With a copy to:
      --------------
          Heller, Ehrman, White & McAuliffe
          525 University Avenue, Suite 1100
          Palo Alto, California 94301
          Attention: August J. Moretti


          19.2 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party, except that either party may transfer or assign this Agreement to any Affiliate (as defined in the Purchase Agreement) of such party upon any merger, consolidation, sale of all or substantially all of the assets of such party (or, in the case of Seller only, all or substantially all of the Assets (as defined in the Purchase Agreement) of the Business (as defined in the Purchase Agreement) or, in the case of DM only, all or substantially all of the assets of all of the Facilities) or other similar business combination with or to such Affiliate of such party without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of both parties and upon all persons or corporations succeeding to their respective businesses.
          19.3 Modifications. This Agreement may not be modified and no provision of this Agreement may be waived unless the modification or waiver is in writing and is signed by an authorized representative of each party.
          19.4 Confidentiality. Each party to this Agreement shall hold in confidence and use only for its benefit in performing this Agreement, any confidential technical information (including, without limitation, specifications, drawings, designs and samples), pricing information, raw material sources, the data on Schedule 2.1 and any other information, whether conveyed orally or in writing, furnished by one to the other in connection with this Agreement. No party to this Agreement shall have liability for disclosures of information made in accordance with requirements imposed by any applicable law, rule or regulation or by any court or regulatory agency with proper jurisdiction if the party of whom disclosure is required reasonably assists and cooperates with the other party in attempting to preserve the confidentiality of the information, including, without limitation, notifying the other party upon learning of any such disclosure requirement and not disclosing the information earlier than is required.
          19.5 Independent Contractors. The parties acknowledge that the relationship established under this Agreement shall be that of independent contractors. Seller and DM shall not be deemed partners, joint venturers or agents for one another for any purpose whatsoever.
          19.6 Corporate Authority. Each party warrants to the other that it has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement and that this Agreement has been duly executed and delivered on its behalf.
          19.7 Further Documentation. Each of the parties agrees to furnish to the other such additional documents and instruments as shall be reasonably requested to effectuate the purposes of this Agreement.
          19.8 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be null and void or unenforceable, that provision shall be deemed to be severed, and the remaining provisions of this Agreement shall remain in full force and effect.
          19.9 Dispute Resolution. Any disputes arising pursuant to this Agreement and relating to cost, Cost Notices, Investment, Allocated Cost Savings, manufacturing cost, gross profit margin or similar matters shall be submitted to the accounting firm of Arthur Anderson & Co. ("AA"), and its determinations shall be final and binding on all parties. Determinations of such matters shall be made in accordance with United States Generally Accepted Accounting Principles and, United States Generally Accepted Cost Accounting Principles, in each case, consistently applied, in each case as modified by the specific provisions of this Agreement. All costs of AA shall be shared equally by the parties. All other disputes arising pursuant to this Agreement shall be submitted to binding arbitration in San Francisco, California pursuant to the then applicable rules of the American Arbitration Association.
          19.10 Governing Law. This Agreement shall be governed by the laws of the State of California applicable to contracts between California residents and wholly to be performed in California.
          19.11 Entire Agreement. This Agreement, including its Schedules as they may be modified from time to time in accordance with this Agreement, contains all the terms agreed upon by the parties with respect to its subject matter and supersedes any and all prior and contemporaneous agreements, representations and warranties of the parties regarding that subject matter.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date that appears in the first paragraph of this Agreement.


                               DEL MONTE CORPORATION


                               BY  /s/ David Meyers
                                   --------------------------------
                               Name:       David Myers
                               Title:      Executive Vice President
                                           and Chief Financial
                                           Officer



                               SILGAN CONTAINERS CORPORATION


                               BY  /s/ D. Greg Horrigan
                                  ------------------------------
                               Name:       D. Greg Horrigan
                               Title:      Chairman of the Board


__________________________________

[FN]
<f*>      CONFIDENTIAL INFORMATION OMITTED PURSUANT TO RULE 24b-2 AND
          FILED SEPARATELY WITH THE COMMISSION